Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Third Quarter Fiscal 2017 Results

For the 2017 third quarter:

  Total revenue is $82.4 million, a 1.6% decline from the prior year inclusive of a 7.4% decrease in consolidated comparable sales
  Retail gross margin improves 90 basis points to 44.2%
  Pre-tax income is $2.2 million, in line with guidance, resulting in diluted earnings per share of $0.09

First Nine Months of 2017:

  Pre-tax income is $4.1 million, more than double the $1.8 million pre-tax income achieved in the first nine months of 2016

ST. LOUIS--(BUSINESS WIRE)--October 26, 2017--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2017 third quarter and the 39 weeks ended September 30, 2017.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “For the third quarter, we reported total revenue that approached last year’s and pre-tax earnings in line with guidance, despite expected softness in comps, due in part to continued macro traffic challenges and the disruption caused by the planned transition to our new web platform. Normalizing for the web transition and unexpected weather impacts, we estimate our total revenue would have been slightly positive. Our ability to deliver these earnings is reflective of our focus on expanding gross margin; our strategy to transform the store base to more productive formats, which are not all included in comp sales; and the evolution of revenue streams beyond traditional stores. Toward the end of the quarter, we also built on the success of last year’s National Teddy Bear Day event and made final preparations for the early October relaunch of the Build-A-Bear website.

“We believe we are positioned to capitalize on the holiday selling season with a strong lineup of licensed and proprietary properties,” Ms. John continued. “We remain focused on evolving our strategy of delivering growth in total revenues and profit expansion while remaining disciplined in regard to capital allocation. Separately, we are excited to announce the return of our brand to Manhattan with a new Discovery store next to the Empire State Building slated to open later today.”

Third Quarter 2017 Highlights (13 weeks ended September 30, 2017, compared to the 13 weeks ended October 1, 2016):

  Total revenues were $82.4 million compared to $83.7 million in the fiscal 2016 third quarter;
  Consolidated net retail sales were $80.6 million compared to $81.9 million in the fiscal 2016 third quarter;
  Consolidated comparable sales declined 7.4% and included a 7.8% decrease in North America, and a 5.2% decrease in Europe. Following a 25.2% increase in e-commerce sales in the fiscal 2016 third quarter, this year’s consolidated comparable e-commerce sales decreased 18.2%, partially reflecting the expected disruption caused by the transition to a new web platform;
  Retail gross margin was 44.2%, an increase of 90 basis points compared to the fiscal 2016 third quarter, reflecting a 220 basis-point expansion in merchandise margin partially offset by de-leverage of fixed occupancy costs;
  Selling, general and administrative (“SG&A”) expenses were $34.3 million, or 41.6% of total revenues, compared to $33.4 million, or 39.9% of total revenues, in the fiscal 2016 third quarter. The increase is driven by the reversal of performance based compensation in last year’s results as well as an increase in expenses related to store count growth this year offset by favorable exchange rates in the 2017 fiscal third quarter;
  Pre-tax income was $2.2 million compared to pre-tax income of $2.8 million in the fiscal 2016 third quarter;
  Income tax expense was $0.7 million with an effective tax rate of 33.4%, compared to income tax expense of $1.0 million with an effective tax rate of 34.2% in the fiscal 2016 third quarter; and
  Net income was $1.4 million, or $0.09 per diluted share, compared to net income of $1.8 million, or $0.11 per diluted share, in the fiscal 2016 third quarter.

First Nine Months Fiscal 2017 Highlights (39 weeks ended September 30, 2017, compared to the 39 weeks ended October 1, 2016):

  Total revenues were $250.3 million compared to $253.9 million in the first nine months of fiscal 2016;
  Consolidated net retail sales were $243.6 million compared to $249.9 million in the first nine months of fiscal 2016;
  Consolidated comparable sales decreased 5.8% and included a 6.4% decrease in North America and a 2.4% decrease in Europe. Consolidated comparable e-commerce sales decreased 4.9% following an 11.9% increase in the first nine months of fiscal 2016;
  Retail gross margin was 45.1% compared to 44.9% in the first nine months of fiscal 2016, driven by improvements in merchandise margin;
  SG&A expenses decreased $2.4 million to $107.8 million, or 43.1% of total revenues, compared to 43.4% of total revenues in the first nine months of fiscal 2016;
  Pre-tax income was $4.1 million compared to a pre-tax income of $1.8 million in the first nine months of fiscal 2016;
  Tax expense was $1.5 million with an effective tax rate of 35.5% compared to tax expense of $0.8 million with an effective tax rate of 42.0% in the first nine months of fiscal 2016; and
  Net income was $2.7 million, or $0.17 per diluted share, compared to net income of $1.1 million, or $0.07 per diluted share, in the first nine months of fiscal 2016.

Store Activity:

During the third quarter, the Company opened 9 new stores, closed 9 locations and remodeled or reformatted 7 stores. As of September 30, 2017, the Company operated 353 company-owned stores, including 100 in a Discovery format, with 292 locations in North America, 60 in Europe and 1 in China. The Company’s international franchisees ended the period with 90 stores in 11 countries.

Balance Sheet:

The Company ended the fiscal 2017 third quarter with cash and cash equivalents totaling $10.9 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $62.0 million compared to $59.4 million in the prior year third quarter, an increase of 4.3%. Excluding concourse shops, average inventory per store is down 6.5% at the end of the 2017 fiscal third quarter. In the fiscal 2017 third quarter, capital expenditures were $4.8 million, and depreciation and amortization was $4.2 million.

Share Repurchase:

On August 21, 2017, in conjunction with the completion of the Company’s review of strategic alternatives, the Board of Directors approved a share repurchase program of up to $20.0 million. During the third quarter of 2017, the Company utilized $1.0 million in cash to repurchase approximately 112,000 shares of its common stock. At quarter end, the Company had $19.0 million available under the share repurchase authorization.

2017 Key Strategic Initiatives:

CHANNEL Evolution

The Company continues to evolve its real estate portfolio by diversifying locations and formats. Building on a successful test in fall 2016, the Company expanded its new, innovative concourse shop model by adding 3 locations in the third quarter, ending the period with 23 concourse shops. Concourse shops require less capital, have shorter term leases and, at approximately 200 square feet, offer a flexible model for a wide range of venues. Separately, today, the Company is expected to open a new location in New York City next to the Empire State Building, allowing it to serve both tourists and local consumers.

The Company also continues to leverage its successful Discovery store format as it remodeled or relocated 7 locations in the third quarter finishing the period with 100 locations in a Discovery format including the aforementioned concourse shops.

During the third quarter, the Company made final preparations for the early October relaunch of the Build-A-Bear web platform, which is expected to allow for improved performance ahead of the fourth quarter and holiday season while paving the way for increased omni-channel capabilities.

On the international front, the Company has signed a new franchise agreement granting territory rights in China, Hong Kong and Macau with plans to open the first store in Beijing this December.

PRODUCT Expansion

The Company is focused on meeting the needs of its core consumer base, boys and girls ages 3 to 12, while systematically building secondary consumer segments, including the teen-plus affinity and gift-giver consumers. Accordingly, the Company plans to balance its offering of core products with a comprehensive program of key licensed properties, including products with tie-ins to major movie releases throughout the remainder of 2017, while continuing to develop and expand offerings of its successful owned intellectual property stories, such as its Promise Pets, Honey Girls and the holiday-specific Merry Mission collections.

The Company also plans to continue to build outbound licensing programs by leveraging the power of the Build-A-Bear brand, as well as other owned intellectual properties. New license agreements have been added in categories ranging from non-plush toys to slippers and electronics, with updates and launches planned throughout the rest of the year.

BRAND and EXPERIENCE Amplification

In addition to creating sharable, emotional content that more authentically communicates the heart of the brand, the Company is making adjustments to marketing programs that create synergy across channels. In September, the Company held its second annual celebration of National Teddy Bear Day with an in-store event that built on the prior year’s success. Separately, the Company plans to continue to develop entertainment content, including mobile apps, music videos and other opportunities that increase engagement and are designed to improve efficiency, drive traffic and lead to profitable sales growth.

LONG-TERM PROFITABILITY Improvement

The Company is focused on improving profitability by driving revenue growth through the execution of its stated strategies, as well as disciplined expense management and ongoing efforts in process and systems upgrades, including the recent launch of its new web platform. In the third quarter, the Company improved both merchandise margin and gross profit margin reflecting the successful execution of its profitability improvement initiatives.

As Build-A-Bear celebrates its 20th year in business and continues to evolve into a multi-generational, multi-dimensional branded company, the plans and actions that have been implemented since the start of the turnaround in 2013 are expected to provide the foundation to execute the Company’s strategies and achieve its goal of sustained profitable growth.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on November 11, 2017. The telephone replay is available by calling (844)-512-2921. The access code is 13671471.

About Build-A-Bear

Celebrating 20 years of business in 2017, Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the ninth year in a row in 2017. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $364.2 million in fiscal 2016. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	September 30,	% of Total	October 1,	% of Total
	2017	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$80,551	97.7	$81,870	97.8
Commercial revenue	1,305	1.6	1,322	1.6
Franchise fees	572	0.7	556	0.6
Total revenues	82,428	100.0	83,748	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	44,915	55.8	46,461	56.7
Cost of merchandise sold - commercial (1)	590	45.2	535	40.5
Selling, general and administrative	34,268	41.6	33,404	39.9
Store preopening	488	0.6	571	0.7
Interest (income) expense, net	2	0.0	(19)	(0.0)
Total costs and expenses	80,263	97.4	80,952	96.7
Income before income taxes	2,165	2.6	2,796	3.3
Income tax expense	723	0.9	955	1.1
Net income	$1,442	1.7	$1,841	2.2

Income per common share:
Basic	$0.09		$0.12
Diluted	$0.09		$0.11
Shares used in computing common per share amounts:
Basic	15,633,290		15,518,115
Diluted	15,816,265		15,691,004

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	September 30,	% of Total	October 1,	% of Total
	2017	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$243,559	97.3	$249,854	98.4
Commercial revenue	5,037	2.0	2,601	1.0
Franchise fees	1,689	0.7	1,407	0.6
Total revenues	250,285	100.0	253,862	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	133,686	54.9	137,778	55.1
Cost of merchandise sold - commercial (1)	2,712	53.8	1,213	46.6
Selling, general and administrative	107,760	43.1	110,135	43.4
Store preopening	2,000	0.8	2,969	1.2
Interest (income) expense, net	(16)	(0.0)	(58)	(0.0)
Total costs and expenses	246,142	98.3	252,037	99.3
Income before income taxes	4,143	1.7	1,825	0.7
Income tax expense	1,470	0.6	767	0.3
Net income	$2,673	1.1	$1,058	0.4

Income per common share:
Basic	$0.17		$0.07
Diluted	$0.17		$0.07
Shares used in computing common per share amounts:
Basic	15,600,184		15,471,759
Diluted	15,789,851		15,650,143

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	September 30,	December 31,	October 1,
	2017	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$10,920	$32,483	$11,780
Inventories	61,952	51,885	59,398
Receivables	7,881	12,939	8,787
Prepaid expenses and other current assets	13,365	12,737	13,752
Total current assets	94,118	110,044	93,717

Property and equipment, net	76,718	74,924	71,984
Deferred tax assets	9,803	8,256	10,737
Other intangible assets, net	1,131	1,721	1,653
Other assets, net	2,571	4,650	4,806
Total Assets	$184,341	$199,595	$182,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,855	$27,861	$26,242
Accrued expenses	13,055	15,897	11,918
Gift cards and customer deposits	27,584	37,070	27,094
Deferred revenue	1,768	2,029	2,030
Other current liabilities	88	-	-
Total current liabilities	59,350	82,857	67,284

Deferred rent	17,914	15,438	15,278
Deferred franchise revenue	504	565	603
Other liabilities	1,643	1,623	1,008

Stockholders' equity:
Common stock, par value $0.01 per share	159	159	159
Additional paid-in capital	69,972	68,001	67,197
Accumulated other comprehensive loss	(11,623)	(12,727)	(11,994)
Retained earnings	46,422	43,679	43,362
Total stockholders' equity	104,930	99,112	98,724
Total Liabilities and Stockholders' Equity	$184,341	$199,595	$182,897

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Other financial data:
Retail gross margin ($) (1)	$35,636	$35,409	$109,873	$112,076
Retail gross margin (%) (1)	44.2%	43.3%	45.1%	44.9%
Capital expenditures (2)	$4,797	$6,331	$12,824	$18,213
Depreciation and amortization	$4,201	$3,954	$12,084	$11,573

Store data (3):
Number of company-owned retail locations at end of period
North America			292	271
Europe			60	58
Asia			1	1
Total company-owned retail locations			353	330

Number of franchised stores at end of period			90	80

Company-owned store square footage at end of period (4)
North America			723,486	730,283
Europe			82,117	85,416
Asia			1,750	1,750
Total square footage			807,353	817,449

Consolidated comparable sales change (5)
North America	(7.8)%	(1.6)%	(6.4)%	(2.0)%
Europe & Asia	(5.2)%	(4.8)%	(2.4)%	(5.5)%
Consolidated	(7.4)%	(2.2)%	(5.8)%	(2.6)%

Stores	(6.9)%	(3.2)%	(5.8)%	(3.1)%
E-commerce	(18.2)%	25.2%	(4.9)%	11.9%
Consolidated	(7.4)%	(2.2)%	(5.8)%	(2.6)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, software, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe and Asia is estimated selling square footage.
(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income (1)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net income	$1,442	$1,841	$2,673	$1,058

Foreign exchange (gains) losses (2) (7)	(514)	87	(1,568)	19
Duty dispute (3) (7)	81	-	204	-
China start-up costs (4) (7)	-	212	-	937
Income tax charges (5)	13	-	218	136
Income tax impact (6)	46	(75)	142	(566)

Adjusted net income	$1,068	$2,065	$1,669	$1,584

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net income per diluted share	$0.09	$0.11	$0.17	$0.07

Foreign exchange (gains) losses (2)	(0.03)	0.01	(0.10)	-
Duty dispute (3)	0.01	-	0.01	-
China start-up costs (4)	-	0.01	-	0.06
Income tax charges (5)	-	-	0.01	0.01
Income tax impact (6)	-	-	0.01	(0.04)

Adjusted net income per diluted share	$0.07	$0.13	$0.10	$0.10

(1)	When originally presented, the 2016 results were not adjusted until the fourth quarter. The adjustments for 2016 are now included to be consistent with what the Company included as adjustments for the full year of 2016 and with what it expects to include for the remainder of 2017.
(2)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(3)	Charges related to an ongoing dispute with the customs authority in the United Kingdom related to duty on imports dating back to 2009, recorded under the provisions of U.S. GAAP. The Company continues to vigorously pursue the claim.
(4)	Represents the costs associated with opening the first company-owned location in China, including start-up costs and store preopening.
(5)	Includes certain discrete items, including the impact of the adoption of a new accounting standards in Q1 2017.
(6)	Represents the aggregate impact of the pre-tax adjustments, excluding income tax valuation allowance on income tax expense for the respective periods.
(7)	These pre-tax adjustments totaled $(0.4) million and $0.3 million for the 13 weeks ended September 30, 2017 and October 1, 2016, respectively, and $(1.1) million and $1.1 million for the 39 weeks ended September 30, 2017 and October 1, 2016, respectively.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314.423.8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com